Black Rock Coffee Bar

Third Quarter 2025 Results Conference Call

November 11, 2025

C O R P O R A T E P A R T I C I P A N T S

Will MacIntosh, Chief Investor Relations Officer

Mark Davis, Chief Executive Officer

Rodd Booth, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Harbour, Morgan Stanley

David Tarantino, Robert W. Baird

John Ivankoe, J.P. Morgan

Chris O'Cull, Stifel

Sharon Zackfia, William Blair

Brian Vaccaro, Raymond James

Marshall Pittman, Jefferies

P R E S E N T A T I O N

Operator

Good afternoon and welcome to Black Rock Coffee Bar’s Third Quarter 2025 Results Conference Call.

Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A.

At this time, I would like to turn your call over to Will MacIntosh, Chief Investor Relations Officer for Black Rock Coffee Bar. Thank you, you may begin.

Will MacIntosh

Good afternoon, everyone, and thanks for joining us for Black Rock Coffee Bar’s third quarter results. Before we begin, we would like to remind you that this conference call may include forward-looking statements. These statements, which are subject to various risks, uncertainties and assumptions, could cause our actual results to differ materially from these statements. These risks, uncertainties and assumptions are detailed in this morning's press release, as well as our filings with the SEC, which can be found on our IR website. We undertake no obligation to revise or update any forward-looking statements or information except as required by law.

During our call today, we will also reference certain non-GAAP financial information. We use non-GAAP measures to assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our operating performance. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Reconciliations of GAAP to non-GAAP measures can be found in this morning's press release and in our SEC filings.

Joining me on the call today is our CEO Mark Davis and our CFO Rodd Booth. Following our prepared remarks, we'll open the call for your questions.

With that, I'll turn it over to Mark.

Mark Davis

Thank you, Will.

Good afternoon, everyone. We appreciate you joining us today on our first earnings call as a public company. While our recent IPO marks a significant milestone in Black Rock’s growth journey, we are even more excited about the opportunities we see ahead for this business.

On today’s call, I’ll begin with a brief recap of the Black Rock equity story we introduced during our IPO, followed by highlights from our third quarter performance. Then, you’ll hear from our CFO Rodd Booth, providing updates on our third quarter financials, along with our outlook for the remainder of 2025.

For those of you new to our story, Black Rock was founded in 2008 with a simple mission: to build connections through caffeine and community. What began as a single store has grown into 169 locations across seven states as of September 30, 2025.

We believe Black Rock is uniquely positioned to become a leading force in the specialty beverage space, with a long-term goal of reaching a thousand stores by 2035. We’ve demonstrated the strength of our model and the demand for our brand through our strong unit economics and rapid expansion. Our growth is fueled by one, our people-first culture; two, a differentiated guest experience; and three, a disciplined expansion strategy that thrives across geographies.

Starting with our People-First Culture.

At Black Rock, our culture is our competitive advantage. We foster a workplace where Team Members feel empowered, valued, and inspired to deliver exceptional service. This collaborative and performance-driven culture translates directly into guest satisfaction and operational excellence. Our commitment to staying true to our values, while hiring and developing exceptional individuals drives high Team Member retention, which in turn fuels strong store performance and guest loyalty. When we take care of our team, they take care of our guests. That’s how we win together.

Next, turning to our Guest Experience.

At Black Rock, every guest interaction is designed to be personal, memorable, and rooted in connection. Our baristas are the heart of the experience, creating premium, handcrafted beverages with speed, care, and a human touch. The menu is built with simplicity and intentionality, featuring core coffee-forward offerings, while also providing our signature Fuel Energy drinks. We also provide Chillers, teas, and curated food offerings, designed for all-day engagement, which is reflected in our balanced daypart and by-day mix.

Guests can personalize their drinks based on espresso strength, sweetness, flavor, and toppings, supported by our small-batch roasting at two Company-owned facilities to ensure quality, freshness and consistency. Whether in our drive-thrus or welcoming lobbies, guests find spaces that foster community, often referring to their local store as My Black Rock, a reflection of the belonging we strive to create.

Furthermore, we’re focused on meeting our guests wherever they are, whether in-store, drive-thru, or online. Our modern, inviting store format paired with a robust digital platform allows us to deliver a dynamic, multifaceted experience that balances convenience with connection.

With the launch of our mobile app, online ordering, and expanded loyalty platform in July of 2024, we’ve created seamless pathways for engagement that reflect how our guests live, work, and interact with our brand. These tools are driving deeper relationships and increasing frequency, while reinforcing our commitment to innovation and guest-first service.

As it relates to our guests, our broad and balanced demographic exposure, ranging from ages 18 to 45 years old, leaning higher in income and slightly more male, also highlights the broad appeal we have in the communities where we operate, while also providing significant opportunity to continue driving penetration across more targeted guest cohorts.

Last, we’re expanding our presence and experience to new consumers every day. Black Rock’s expansion strategy is centered on Company-operated stores, which allow us to maintain consistent execution, strong unit economics, and scalable growth.

A key driver of this strategy is our internal career development pathway, which equips Team Members with business acumen and leadership skills, empowering them to grow from Barista to Multi-Unit Manager to Senior Leadership and beyond. This approach creates a deep bench of experienced operators who understand our culture, values, and operational standards, enabling us to open new stores with confidence and consistency. The ownership mindset fostered through this pathway drives alignment, engagement, performance, and retention across the organization, ensuring that each new store is led by someone deeply invested in its success.

As it relates to new unit growth, we follow a disciplined, data-driven approach to site selection, focusing on high traffic suburban areas, and expanding outward from our proven markets in concentric circles. This strategy allows us to build awareness with limited sales transfer, and ensure operational consistency, while also leveraging overhead effectively.

Our dual-format model is designed for connection, high volume, speed, and efficiency. Every location has a drive-thru, with lobbies at 75% of our stores, balancing convenience with community, and offering flexible spaces for guests to connect.

As we grow, we continue to prioritize lobby inclusion, staying true to our vision of being more than a coffee shop, a place of connection. With significant white space opportunity in both new and existing markets, our cost-efficient and proven concept is well-positioned to support our expansion ambitions.

With that, let me now shift to our third quarter performance.

Black Rock delivered excellent third quarter results, continuing our strong momentum from the first half of the year with revenue and Adjusted EBITDA growth of 24% and 35% respectively, compared to the prior year. We continued to drive store expansion, opening 11 new locations in the third quarter, and totaling 20 new stores opened year-to-date. Same store sales finished ahead of expectations at 10.8% in the third quarter, with positive comp growth in all of our markets.

Our teams have done a terrific job executing against our plan and driving our three strategic initiatives forward: customer engagement, fostering a people-oriented culture, and market expansion. These three priorities are at the core of what we do, so let me take a few minutes to talk through our progress against each during the quarter.

Starting with customer engagement. In the third quarter, our loyalty rewards platform participation rate continued to increase, signaling strong guest adoption and growing engagement since its launch in July 2024. Loyalty guest frequency rate and check have both increased as a result, highlighting the program’s effectiveness in driving repeat business, retention, and deeper customer relationships. Overall, same store transaction growth was 6.1%, showing continued healthy momentum. Digital sales continued to grow sequentially as a percent of total sales, as app, online ordering, and third-party delivery saw increased guest frequency following our native OLO launch last year. We’re pleased with the continued traction we’re seeing in these initiatives, which drive higher engagement, reach, and optionality for our customers.

As it relates to product mix assortment and menu performance, during our seasonal LTO windows in the quarter, we saw standout performance from the Pumpkin Blondie and Butterscotch Breve. Our three Pumpkin-inspired LTO drinks have sustained strong momentum, which has continued into the fourth quarter.

We continue to explore new avenues of product innovation across our menu, from expanding into functional and flavor-forward offerings to potential seasonal food items, while maintaining a strong focus on testing new beverage and food ideas that align with evolving guest preferences. Importantly, we are closely tracking menu adjustments across markets with ongoing regional menu optimization efforts to ensure we’re addressing the unique preferences of guests across various markets to maximize our same store sales and AUVs. To that end, we're especially encouraged by the early success of our newest food offering egg bites, which officially launched in July and is gaining solid traction with guests across our locations.

Product mix for both coffee-based beverages and food increased sequentially during the third quarter, reflecting continued demand and engagement with our menu innovation and elevated sweet and savory food options. We expect the addition of egg bites as a new savory and protein-focused food offering, will support both food product mix growth as well as daypart mix growth in the coming quarters as we continue to lean in.

All in all, our broad range of offerings across menu and point of service continue to support our strong customer engagement performance, and we see significant opportunity to continue leveraging these to build brand awareness and expand our presence in our existing markets.

Turning to our robust, people-oriented culture. As I touched on earlier, at the heart of our brand is a simple belief: investing in our people and culture drives stronger guest connections and better experiences. Our overall strong retention rates, driven by our clear career growth paths and meaningful incentives, speaks to the strength of our people-first approach. Our Team Member and Store Lead turnover both improved year-over-year.

The initiatives we’ve implemented over the years focused on business acumen, skill development, career growth, and operational efficiency across stores have contributed meaningfully to our success and continue to strengthen our foundation for long-term growth. For example, our learning management system delivers strong onboarding and training support, builds business acumen, and ultimately leads to more confident new hires, and improved engagement outcomes.

To further strengthen our people pipeline and help our Store Leads run their stores more effectively, we launched our Career Roadmap training program earlier this year. This initiative is designed to build leadership capabilities, enhance team management, and drive greater structure and consistency across our operations, supporting long-term growth through talent development. We are actively scaling our Career Roadmap training program across all growth markets, with the continuous goal of building a strong bench of future leaders to support Black Rock’s expansion strategy.

Store Lead retention continues to outperform the top quartile of industry benchmarks, sustaining the positive momentum we've built over the past 24 months. We’re proud of the strong traction we’re seeing and remain deeply committed to equipping our teams with the tools, training, and support they need to manage their stores effectively and thrive in their roles. These efforts have been bearing fruit with Team Member engagement up, strong guest satisfaction and overall strong turnover.

In addition to our training programs, we also recently launched our inventory management module, which is designed to enhance COGs performance and elevate business acumen across our employee base. While still in the early stages of rollout, our team has shown strong initiative in applying early learnings to refine and strengthen the program, positioning us to drive meaningful impact across the organization as implementation scales.

Finally, I’ll touch on market expansion progress in the third quarter. We opened 11 new locations in the period across several growth markets—Arizona, Texas, Colorado, and California—bringing our year-to-date store openings to 20 and our total store count to 169. Notably, we opened our first drive-thru store with a lobby in Southern California, which is driving strong brand awareness and AUV growth. This early traction reinforces our confidence as we expand our footprint in the region.

Overall, we’re pleased with the year-to-date performance of our newest cohort, encompassing our new units in 2025, which continues to exceed sales projections and store-level profit goals, while delivering strong cash-on-cash returns, and outperforming the system on retention and guest satisfaction. The consistently strong performance of our new cohorts combined with the depth of our development pipeline gives us great confidence in our ability to drive continued AUV growth, building off our reported $1.3 million this quarter.

Importantly, we take a disciplined and data-driven approach to site selection, identifying high performing and high traffic locations for our stores. During the quarter, of our 11 new store openings, all except one included lobbies, and one leveraged our modular prototype, which we are rolling out to further accelerate our speed to market and drive cash-on-cash returns. Build costs remain stable despite a volatile environment, a testament to our disciplined project management, and vendor relationships.

Looking ahead, we see substantial white space for continued growth across the seven states we operate in today, and we will continue to drive new store momentum with our proven and scalable development playbook, supported by our deep bench of experienced Team Members and Leaders. While we’re still early in our accelerated expansion efforts, we’re energized by the opportunity we see ahead, and I’m confident in our ability to open a thousand units over the next 10 years.

Before I turn it over to Rodd, I want to take a moment and thank the Black Rock team—our Baristas, our Leadership Team, and our Home Office—for their hard work, commitment, and passion they bring every day to delight our guests and build connections through caffeine and community. I also want to thank our shareholders for supporting us as we embark on this exciting journey, where we see tremendous runway to drive long-term sustainable growth, and ultimately, shareholder value creation.

With that, I'll turn the call over to Rodd to provide an update on our third quarter 2025 financial performance.

Rodd Booth

Thanks, Mark. Good afternoon, everyone.

We continued our strong momentum in the third quarter, generating $51.5 million in total revenue, an increase of 24.2% year-over-year. Our growth was driven by 10.8% same store sales growth, despite lapping a strong 8.6% comp in the prior year, along with same store transaction growth of 6.1% and 11 new store openings Mark mentioned previously.

Store-level profit was $15.2 million in the third quarter, up 30.7% over the prior year, and store-level profit margin was 29.6%, 150 basis points favorable year-over-year.

Consolidated Adjusted EBITDA for the quarter was $6.9 million, up 35.1% over the prior year as we continue to execute against our strategic initiatives.

Beverage, food, and packaging costs were $14.3 million, or 27.8% of total revenue, and 40 basis points favorable year-over-year.

Store-level labor costs were $10.8 million, or 21% of total revenue, and 120 basis points favorable year-over-year, highlighting the strength of our retail teams.

Occupancy and related expenses were $4 million, or 7.8% of total revenue, and remained margin neutral year-over-year.

Pre-opening costs were $1.5 million, or 2.9% of total revenue, driven by 11 new store openings in the quarter.

On the topic of tariffs, import tariffs are being imposed on coffee beans and select equipment, and while trade policy remains fluid and tariffs rates have been evolving, we believe our tariff exposure is limited. Our team has been able to effectively manage the impact of tariffs through strategic procurement and pricing, allowing us to maintain healthy margins year over year.

We are closely monitoring our costs centers and collaborating with our partners to maintain margins and offset any future cost increases, whenever we can. We remain confident in our positioning, and as the business grows, we are continuing to drive efficiencies in our costs of goods. Despite the ongoing macro uncertainty, we continue to see strong customer engagement and performance, as Mark mentioned earlier.

Adjusted SG&A was $6.9 million in the quarter, or 13.3% of revenue, compared to $5.4 million in the prior year period. We continue to manage our SG&A growth closely to support the continued growth of our business. We are taking an intentional and disciplined approach with SG&A, with a focus on growing our team to support our strategic initiatives, our sales growth, and new store expansion.

Turning to the balance sheet. As of September 30th, 2025, we had cash and cash equivalents of $32.6 million and a total debt position of $18.9 million, resulting in a net cash position of $13.7 million, and access to our unfunded revolver of $25 million. Net proceeds from our IPO in conjunction with proceeds from our Co-Founder contribution and $50 million from our new term loan, were used to repay all amounts outstanding under our prior credit facility and eliminated a portion of our preferred equity position with our sponsors, with the remaining converting to common shares.

Subsequent to our IPO, we made a principal payment of $30 million, reducing the outstanding balance of our new term loan. We remain focused on deploying capital responsibly and efficiently to support new store openings, while maintaining a strong financial position to capitalize on future growth opportunities.

Looking ahead, we plan to provide annual guidance across several key metrics, and for the full year 2025, we expect 30 new store openings, total revenue in the range of $199 million to $200 million, same store sales growth in the high-single digits, consolidated Adjusted EBITDA in the range of $26.5 million to $27 million, and capital expenditures in the range of $30 million to $32 million.

Despite the ongoing macroeconomic uncertainty, we remain confident in our outlook for the year as our team remained focused on executing against our strategic initiatives and fueling performance across markets. This is evident in our strong comp momentum exiting the third quarter, where we saw same store sales growth of 8.7% in October, lapping 13.6% saw same store sales growth in October of the prior year. We believe our differentiated guest experience and premium offering, engaged teams, and proven expansion model position us well to sustain our strong momentum.

Importantly, long term, we remain committed to our annual growth targets of 20% new unit growth, 20% plus revenue growth, mid-single digit same store sales growth, and Adjusted EBITDA growth greater than revenue growth.

With that, I’ll turn it over to the operator to open the line for questions.

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. And for participants using speaker equipment, it may be necessary to pick up your headset before pressing your star key.

Our first question is from Brian Harbour with Morgan Stanley. Please proceed.

Brian Harbour

Yeah, thanks. Good afternoon, guys. Could you just comment on sort of non-comp store revenue and new store productivity, and how that has trended relative to recent quarters and how you'd expect that to end the year?

Rodd Booth

Hey, Brian. Thanks for the question. Yeah, I would say our non-comp store revenue has continued to grow. I think our stores, especially, as Mark mentioned, our newest class 2025—those stores are coming on stronger than we expected. I think they're trending in a great direction. And I would say they continue to improve year over year.

But when you think about the pipeline ’24, the pipeline ’25, and all these stores that are continuing to grow and mature, we're seeing growth across all of our markets. Primarily when you think about our more mature markets, they're going a little bit faster. But even in our growth markets, we're still seeing great trends and great comps, or at least sales that are growing that will start comping in a good spot next year.

Brian Harbour

Okay. Thank you. And then where are you running on price today? You mentioned that as a tool to offset some of the tariff dynamics. Where would you expect that to run next year? What's your kind of broader philosophy on price?

Rodd Booth

Yeah. So, in the 10.8 for the quarter as we said, we had the 6.1 in transactions. Price was right about 3.9. And then our check has grown 0.8. And I think when we think about price, we always look at price as a way to stay margin neutral against inflation whenever we can. I think that's been harder for us this year. But our team has done a really, really good job of leaning into the strategic initiatives that we have. You know, Mark mentioned the inventory management. And for us to really go out and find the difference and make up for it and maintain strong margins, and we've seen that.

I think when you think about 2025, the cost pressures and really our performance, the third quarter was really, really strong for us, and our cost of goods and our leverage continued to get better. It's exactly what we want to see.

Brian Harbour

Thank you.

Operator

Our next question is from David Tarantino with Baird. Please proceed.

David Tarantino

Hi. Good afternoon. Just one clarification first. On the new unit store contribution, I guess our calculation of new store productivity is based on kind of starting and ending unit counts. And we don't know when you open those during the quarter. So, can you just maybe comment on whether the openings in the quarter were weighted towards the end of the quarter, which might be influencing that calculation? And then I have a follow-up to that.

Rodd Booth

Yeah, no problem. Thanks for the question, David. Yes, to your point, many of the stores in the third quarter opened a little bit later than we had originally anticipated. When we think about our pipeline of stores, we've built our pipeline to really deliver on the number of units that we expect to deliver. We feel really, really confident in our ability to do that.

I would say if there was one area this year with all the costs and the things we've done to improve there, I would say if there was one area this year where we had a little bit more of a surprise, if you will, it was really on the delivery of stores. Some of our pre-construction, the permitting, things like that in the development phase have taken a little bit longer, certainly longer than we've historically seen. But the stores we delivered, we were really, really happy with, and they did deliver a little bit later in the quarter. But again, I think when we think about the ’25 pipeline and 30 stores, we have all confidence in the world on hitting those numbers. We feel really, really good about our ’26 pipeline as well.

David Tarantino

Great. Thanks for that. On the sales trends, or the comp trends, very strong, including in October. Thank you for that update. If I look at the guidance that you've given for the year, it does imply that you're expecting perhaps a bit of a slowdown from what you're seeing in October. One, do I have that right? And then I guess, can you just maybe explain why that would be the case? Is that just conservatism in this environment? Or are you anticipating something in November, December that might slow down the trend? Thanks.

Rodd Booth

Yeah, no, it's a great question. When we think about 10.3 year to date, 10.8 same store sales in the third quarter, we're lapping really strong numbers in the fourth quarter of ’24, up 9.5. And so, we're trying to be really mindful of what we're lapping. When you look at the two-year comps, they're really, really strong.
As I mentioned, 8.7 in October was a great number. Certainly, it wasn't the 8 or the 10.8 that we saw in the quarter, but it was also up against 13-plus percent from the prior year. And so we're really, really pleased with the two-year comps and the trend.

I think when you take a step back and you look at the fourth quarter, going up against 9.5, modeling 9 or high single digits in the fourth quarter would put us at high single digits for the year, which is why you see that in the guidance.

David Tarantino

Great. Thank you very much.

Operator

Our next question is from John Ivankoe with J.P. Morgan. Please proceed.

John Ivankoe

Hi. Thank you. You've gotten a few questions on new unit volumes. Firstly, just a housekeeping question. Do you have the number of store operating weeks by any chance handy in the third quarter of ’25 versus the third quarter of ’24? That would at least help us do some calculations on our end with new unit volumes. Is that something you keep in front of you?

Rodd Booth

Yeah. We haven't guided to that number. But yeah, we haven't guided that number.

John Ivankoe

Okay. All right. We can just try to find some store openings over ’25 and just try to estimate that. So, okay. So, thank you. And now for my real question. Driving awareness in new markets; obviously, it's an opportunity, a market like Southern California. The question that I'm going to ask you is maybe what we've learned from the past to be able to go into a market like Southern California and to be open well in a market like that, that's typically actually quite hard to break into from an awareness perspective.

The second part of that, do we have an opportunity to go back and revisit the 40 or so stores that are in Houston, San Antonio, Dallas, and maybe look at some different pieces of the puzzle and help drive awareness in those markets as Black Rock has a relatively small number of stores in what is otherwise a potentially big market. In other words, what are we learning from an awareness perspective that maybe we can apply both to a few select existing markets and as well as new markets in the future? Thank you.

Mark Davis

John, thank you for being on the call very much. With regards to learnings, and you had started with California, I would start again by saying to everybody that is one of the largest volume, most profitable markets that we have. The new store in California has done exceptional, and I think when you look at how we approach marketing, we would start by being data-driven, and we're certainly trying to approach that that way as we look at a new market or we look at an existing market.

Certainly, have multi-channel strategies, and I think those are one of the learnings that when you look at how we did it in the past, we've tried to adopt that moving forward. As we market, we're trying to grow both brand awareness, but we're also trying to drive that engagement. And you've commented on this when you've been with us, but I think one of our advantages is when you look at our spend on marketing, we're currently below the average, and I think when you think about that, that allows us to not only have a scalable lever that drives future growth, but then we can double down. Again, this would be more of the learnings around promos, LTOs.

I think being coffee forward is a huge driver for us. It helps in a big way, and we've seen that in California already. And then Rodd spoke to it a moment ago, but the egg bites, that's been great across the country, but it's certainly been a way that we can introduce ourselves in California, newer markets.

I think as you think about all that type of stuff, our energy is still growing, and again, if you look at loyalty and some of the things we're doing there, we're now pushing where not only can we strengthen that customer relationship, we can push segmentation. Obviously, that drives more transactions, and I think allows us to be personal and meaningful, and I think that's really important. Then last, we can own that relationship, and that's certainly been strong for us in the last six to nine months.

John Ivankoe

And if I can, I revisit the question in terms of just those few select Texas markets, if we have an opportunity to go back and re-hit some opportunities around bringing those up. Certainly, egg bites would be a piece, but how do we maybe communicate to customers that haven't necessarily had exposure to your brand directly?

Mark Davis

So, Jessica, who you've met, our CMO, has done an excellent job driving food. I would say that the state of Texas is one of the very best markets we have on food. As Rodd spoke to, every market we have in the system has had really strong growth. I think that's great on the, call it, legacy cohorts, so that's really strong on that standpoint. But when you look at our new stores, especially in Texas, they are among the leaders in same store sales, and all of those things point to a really successful future in the state of Texas.

John Ivankoe

Very helpful. Thank you.

Mark Davis

Thanks for being on, John.

Operator

Our next question is from Chris O'Cull with Stifel. Please proceed.

Chris O'Cull

Great. Thanks, guys. Mark, I wanted to follow up on the loyalty program that you alluded to, but you're now officially past the one-year mark, and I was curious if you could elaborate a bit more about the insights you've gained and the customer behavior, and maybe just how you plan to utilize those insights as you move into the program's second year to drive that awareness forward.

Mark Davis

Chris, first, thank you for being on. Our loyalty has been remarkably strong. When you look at our transactions, we are running 64% of our transactions—are loyalty transactions, and, again, we're seeing checks that, again, is going to be about $0.70 up on a non-loyalty check.

So, when you look at the acumen and the way we teach the teams, we have literally taught them that, hey, the more loyalty members that you have, the more often they come. Again, when we were on the roadshows, we spoke to this, but the top 25% are coming 10 times a month right now. Again, that's only growing. When you look at the next two quartiles growing, again, at five times more a month, and so we like that very, very much.

When you think about it, all of that loyalty, all of those people that are excited to be part of Black Rock, they are currently not being segmented to, and so, Chris, when I go back to you, in the future, Jessica and the team will be driving the ability to not only market to you, but get specifically what you'd like to have and drive you in more frequently. Again, I would just positively speak to how well the team has done, that when we get those extra transactions, they do great things with them, and I think you see that in the transaction growth in the same store sales.

Chris O'Cull

Great. That's helpful, and I know the Company has implemented a lot of new systems recently that have improved inventory management and labor scheduling and deployment, among other things. I was hoping, Mark, you could just elaborate on where you are a bit more in terms of realizing the full benefit of those capabilities and what you believe you still have on the table to capture as your teams get more comfortable with the utilization.

Mark Davis

Chris, I appreciate it. When you look at inventory management, we rolled that out in the first quarter of the year, and I would say that probably the original thought was that we're teaching, we're coaching, we're demonstrating acumen, and we saw a little bit of lift. I would say over the third quarter, we have continued to get better.

Now, Chris, I would also say that when you think about the end of the year, we expect to see improvement, but as Rodd guides to next year, we're certainly going to build in more improvement based upon that inventory management. So, I think it is several years in the ability to really maximize what we want there, but we've been really proud of the team and how they've adopted it and learned from it and, I think, continue to get better with it.

Chris O'Cull

All right. Thanks, guys.

Mark Davis

Thank you, Chris.

Operator

Our next question is from Sharon Zackfia with William Blair. Please proceed.

Sharon Zackfia

Hi. Thanks for taking the question. I know your comps have been so strong and so consistently strong all year that you haven't maybe leaned as much into loyalty with offers as you may have originally planned. I'm curious as you look into kind of ’26, what the plans are on loyalty offer cadence and if you have any kind of accelerated plan in terms of menu innovation.

Mark Davis

So, Sharon, it's good to hear your voice. Thanks for being on. From a loyalty perspective, we have minimally marketed this year because we've had such strong comp and strong transaction. When you look at the offer cadence, it is pretty limited at the moment, and again, as Chris asked, it is not segmented.

What you will see in the future, and, again, we had originally planned on doing that in the second half of the year, and with the success Rodd spoke to October, we had made the decision to wait. I think what you'll see in the first and second and even more in the latter part of the year, next year, is that that cadence will continue to improve, it will get larger, and as such, we'll get that chance to really drive guests in with the particular drink that they want to have.

From an innovation, we're going to continue with the regular cadence of innovation that we have. I've been really proud of the marketing team, and I think as they look at trending new flavors, certainly trying to have the differentiated offerings, and I think having a relevant core menu that is highly customizable is important to us. Rodd brought up, again, the egg bites and it has been really strong. As we launched that in July, that was—and certainly helped us in the third quarter but continues to grow and be a stronger part of our business each day and each quarter, and I think you'll see that continue to jump.

Our LTOs have been the strongest we've ever had, and one of the things as I think you look at the macro environment, what we've found is being coffee forward has really helped us. While our Fuel continues to grow and our food continues to grow, I think we've been really, really thrilled that the coffee growth has also been there. All this goes back to John's question around the AUVs and everything that we're seeing those jump as well as a result as all of the mixed items continue to improve.

Sharon Zackfia

And Mark, how do we think about kind of marketing in terms of influencer strategy? I know you've had some success there. Is that an area where you will build on kind of what you've seen in 2025?

Mark Davis

So, as you're aware, Sharon, we had Avery Woods who helped us in the third quarter and it was, again, very, very good for the Company. Avery is going to help us in the fourth quarter as well. We've got a drink out currently that's doing very well that she's supporting, and we've been really proud of the partnership.

Jessica, again, is doubling down on that and you will see more influencer campaigns as we move into next year. Again, trying to broaden that again with more and more, but I would say generally speaking, it's been a real success for us.

Sharon Zackfia

Okay. Thank you.

Mark Davis

Thank you.

Operator

As a reminder, it is star, one on your telephone keypad if you would like to ask a question. Our next question is from Brian Vaccaro with Raymond James. Please proceed.

Brian Vaccaro

Hi. Thanks, and good evening. I appreciate all the color today, and sorry if I missed it, but could you share what the food mix in the quarter was or just how much your food sales were up sort of year on year compared to the third quarter? Or some perspective on that?

And Mark, I think you also talked about some opportunities to regionally optimize the food offering. Maybe you could just expand on where you see some of those opportunities.

Mark Davis

Sure. I would start, Brian—by the way, great to have you on the call. Quarter 3 of 2024, we were 10.5%.
We have seen food, as we have optimized the menu, really moved towards savory. Again, we've tried to have higher quality, again, with the idea that it works within our drink windows, so that we can provide that fast and accurate experience. When you look at food as of Quarter 3 this year, it finished at 12.6, which means that in a year-over-year basis, it grew by 210 basis points.

Brian Vaccaro

That's great. And then any comments or thoughts on the regional opportunities you were mentioning that sort of optimize your regional offerings?

Mark Davis

Brian, we have optimized, and I would say that when you look at that growth, especially with our coffee and our Fuel also growing. All of those being big positives. I think when you look at the optimization, what we've found is savory is certainly where we want to invest more of our time. It's gone really, really well for us.

I think when you look at specific—I'll use Texas as an example. Texas has seen really strong food growth, which has helped with that AUV. And I would say that the savory is the second part of that, and we have some regional offerings down there that have really helped. You can see that throughout the system, but specifically in Texas, you've seen some pretty dramatic growth and that's been great for us.

Brian Vaccaro

All right. I appreciate that. And then just a quick follow-up, if I could, on the store margins. The other OpEx line, I noticed it was just up a little bit year-on-year, despite the strong sales leverage. And, Rodd, I just wanted to see if there were any one-time sort of catch-up items, or maybe you could elaborate on what drove that. And kind of looking forward, would you expect to leverage that line going forward year-on-year?
Thanks again.

Rodd Booth

Yeah, thanks for the question, Brian. Yes, that's more than anything, just our continued investment in our teams and giving them the tools to support their growth, like the inventory management and some other things we're doing. At the moment, we don't have any other plans to make additional investments. So, I think with additional sales growth, you'd see that leverage. I think that would certainly be an opportunity on a go-forward basis. But you're seeing that margin of the other go up, again, as we talked about, we're continuing to invest in the team. Especially as we continue to perform, have great sales, we're finding leverage in our cost of goods, and the team are running their labor and other costs in an efficient manner.

Brian Vaccaro

Thank you.

Operator

Our next question is from Marshall Pittman with Jefferies. Please proceed.

Marshall Pittman

Hey, guys. Thanks for taking the question. A quick one. Just on commodity and labor inflation, just wondering if you could give an indication on what those were in the quarter? And looking at 4Q, if we could expect any sort of change in the basket for either of those? Particularly looking at coffee, I know you said no real tariff impact, but even excluding tariffs, just wondering if we should expect a bit of a step up in the 4Q here. Thanks.

Rodd Booth

Yeah, thanks for the question, Marshall. When we think about the fourth quarter, coming out of October and now into November, we've seen essentially our costs in the fourth quarter look very similar to the costs in the third quarter.  I think this year, for everyone, has been a bit of a challenge trying to predict those, but I think our team has done a great job. And like we said, when you look at pricing, we look at the things we've done from a strategic standpoint, we're really continuing to invest in the team, and the team is driving great results. That's very much what we expect on a go-forward basis as well.

Operator

With no further questions, I would like to turn the conference back over to Mark Davis for closing remarks.

Mark Davis

Thank you. For the entire Black Rock team, I want to say how much we appreciate everyone's participation in our first earnings call, and I want to say that we look forward to speaking with each of you on future calls, and I hope everybody enjoys your night. Thanks for being on.

Operator

Thank you. This will conclude today's conference. You may disconnect at this time and thank you for your participation.